Exhibit 10.1
December 17, 2008
Sudhir Agrawal
c/o Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, MA 02139
Dear Sudhir:
In order to ensure compliance with Section 409A of the Internal Revenue Code, Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend that certain Employment Agreement dated as of October 19, 2005 by and between the Company and you (the “Employment Agreement”) as follows:
1. Amendment of Section 5(b). Section 5(b) of the Employment Agreement shall be amended by deleting the last sentence thereof and inserting in lieu therefor the following sentence:
“Any Bonus earned by Executive for service or performance rendered in any fiscal year within the Employment Period shall be paid to Executive in accordance with the applicable plan or program, if any, and the Company’s policies governing such matters; provided, however, that such Bonus shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the Bonus is earned and approved by the Board or Compensation Committee.”
2. Amendment of Section 6(a). Section 6(a) of the Employment Agreement shall be amended by deleting the phrase “the Company’s receipt of notification of” where it appears in the first sentence thereof.
3. Amendment of Sections 6(d) and 6(e). Each of Section 6(d) and Section 6(e) of the Agreement shall be amended by deleting the third sentence of each such section in its entirety and inserting in lieu therefor the following sentence:
“In addition, subject to Section 6(h)(i) below and Section 15 below, the Company shall pay Executive in accordance with the Company’s payroll practices applicable to salaried executives, Executive’s Base Salary as in effect immediately prior to such termination for a period commencing on the termination date and ending on the earlier of (x) the final day of the Employment Period in effect immediately prior to such termination and (y) the second anniversary of the termination date.”

4. Amendment of Sections 6(h)(i) and (ii). Sections 6(h)(i) and (ii) of the Agreement shall be amended by deleting them in their entirety and inserting in lieu therefor the following:
“(h) Change of Control.
     (i) Continuation of Salary. If Executive’s employment with the Company is terminated by Executive for Good Reason or by the Company other than for death, Disability or Cause in connection with, or within one year after the effective date of, a Change of Control that qualifies as a change of control event under Section 409A of the Internal Revenue Code, as amended, and the guidance issued thereunder (the “Code”), in lieu of the severance payments provided for in the third sentence of Section 6(d) or the third sentence of Section 6(e), as applicable, the Company shall pay Executive a lump sum cash payment in an amount equal to Executive’s Base Salary as in effect immediately prior to the termination date multiplied by the lesser of (x) the aggregate number of years (or any portion thereof, calculated on a daily basis) remaining in the Employment Period in effect immediately prior to such termination and (y) two years. Such amounts shall be paid to Executive within 10 days after the termination date. Notwithstanding the foregoing, if the Change of Control does not qualify as a change of control event under Section 409A of the Code, Executive shall be entitled to the payments provided for in Section 6(d) or 6(e), as applicable, on the schedule set forth in Section 6(d) or 6(e), respectively, in lieu of the severance payments provided for in this Section 6(h)(i).
     (ii) Parachute Payments. If all or any portion of the amounts payable to Executive under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code or a similar state tax or assessment, the Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been had no such excise tax or assessment been imposed (the “Gross-Up Payment”). The Gross-Up Payment shall be increased to the extent necessary to pay income and excise taxes on such amounts. The determination of any amounts payable under this Section 6(h)(ii) shall be made by an independent accounting firm employed by the Company and such determination shall be final, binding and conclusion on the Parties. The Gross-Up Payment shall be paid to Executive no later than the end of the taxable year following the taxable year in which Executive remits to the Internal Revenue Service or other governmental taxing authority the taxes related to the Gross-Up Payment.”
5. Addition of New Section 6(i)(D). Section 6(i) of the Employment Agreement shall be amended by inserting a new subsection 6(i)(D), which shall read in its entirety as follows:
“(D) any coverage provided by the Company pursuant to this Section 6(i) that continues beyond the COBRA coverage period shall be administered in accordance with the Company’s payroll practices applicable to salaried executives.”
6. Addition of New Section 15. The Employment Agreement shall be amended by inserting a new Section 15, which shall read in its entirety as follows:
“15. Compliance with Section 409A. Subject to the provisions in this Section 15, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of Executive’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:
(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
(c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

     (i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
     (ii) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 15(c)(i) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
(d) The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 15(d), “Company” shall include all persons with whom the

Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(f) Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.”

Except as modified by this letter, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.
Very truly yours,
IDERA PHARMACEUTICALS, INC.

By:	/s/ LOUIS J. ARCUDI, III Louis J. Arcudi, III
Chief Financial Officer

Acknowledged and agreed:

/s/ SUDHIR AGRAWAL

Sudhir Agrawal